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EXHIBIT 99.1

Broadridge Financial Solutions, Inc.
Annual Meeting of Shareholders

November 08, 2018
09:00 AM EST

Leslie Brun:
Good morning. Welcome to Broadridge's 2018 Annual Meeting. We are delighted that you can join us this morning and participate in this meeting from the convenience of your home or office. My name is Les Brun and I have the privilege of serving as the Chair of this Board. This is Broadridge's 10th completely virtual meeting of shareholders. Validated shareholders can vote and submit questions in real time and this format has increased shareholder access, participation, and voting.

I'd like to introduce my fellow directors, but before doing so, you'll notice that Rich Haviland is not here with us today. Rich has reached his retirement age and we'd love to thank him for his service and are grateful for all that he's done for Broadridge during his time in office.

My fellow directors, starting with Thomas Perna. Next to Tom, on my far left, is Brett Keller; Pam Carter who is nominated as new Chair of our Audit Committee; Rich Daly, who is our CEO; Stuart Levine, who chairs our nominating and corporate governance committee; Maura Markus. Next to her is Alan Weber, who chairs our compensation committee. And last but not least is Rob Duelks who is also an active member of several committees.

I'd like to introduce our D&T representatives, June Niklus on my left, and Marty McElroy are here for D&T. I'll introduce our general counsel, Adam Amsterdam, and turn it over now to our Corporate Secretary, Maria Allen, to conduct the business aspects of the meeting. Maria?

Maria Allen:
Thank you, Les. This meeting is held pursuant to a notice dated September 24, 2018. On or about September 24, each stockholder of record, as of the close of business on September 17th was sent either a notification of internet availability of proxy materials or the proxy materials themselves. All documents concerning the Notice of the Meeting will be filed with the records of the meeting and the Company has appointed Tom Tighe as Inspector of Elections.

The tabulator has provided me with a report indicating that more than 88% of our outstanding shares are present by proxy at this meeting. Accordingly, I certify that a quorum exists. All Broadridge stockholders entitled to vote at this meeting have the ability to do so online, as well as the ability to submit questions either online or by phone by dialing 1-877-328-2502 and providing the control number that was included with your notice of this meeting.

I will be closing the polls after I review the proposals so if you're a stockholder entitled to vote and have not yet voted, or you want to change a previously cast vote, please do so now via the website.

The proposals being considered today are explained in detail in our proxy statement. They are: Proposal #1, the Board has recommended nine nominees for election as directors; Proposal #2, the Board is seeking approval of our executive compensation; Proposal #3, the Board is seeking approval of our 2018 Omnibus Award Plan; and Proposal #4 is the ratification of the appointment of Deloitte and Touche to serve as the company's independent auditors for the 2019 fiscal year.

The Board recommends that stockholders vote for all proposals. We have received the stockholder votes and I declare the polls closed. And now, I'll turn the meeting over to our Chief Executive Officer, Rich Daly. Rich?

Rich Daly:
Thanks, Maria. Good morning everyone. I'm Rich Daly, CEO of Broadridge. Welcome to Broadridge's 2018 Annual Shareholder Meeting. As Les pointed out, this is Broadridge's 10th virtual only annual meeting. This virtual annual meeting is powered by Broadridge technology. Over the last year, we've provided the technology to support over 250 public companies with their virtual annual meetings.

As part of this virtual annual meeting format, I will share with you a few highlights regarding Broadridge's fiscal year 2018 financial performance, as well as results from our first quarter of fiscal year 2019. When I'm done with my prepared comments, I will answer questions received from stockholders.

But first, this will be my last annual meeting as CEO of Broadridge. Given Broadridge's strong position, my tenure, and age, the time is right for Broadridge to transition to new leadership. I am extremely pleased that Tim Gokey, our current President and Chief Operating Officer, will become Broadridge's next CEO on January 2, 2019 and I will become Executive Chairman of the Board of Directors.

Since joining Broadridge in 2010, Tim has played a key role in transforming Broadridge into a fintech leader. He brings a deep knowledge of the financial services industry, a keen understanding of the importance of innovation to our future success, and a proven track record of delivering sustained growth at Broadridge. I am confident that our company will be in strong hands.

Now, some financial highlights from fiscal year 2018. Let me open by saying that I'm very pleased with Broadridge's fiscal year 2018 results. Total revenues grew 5% to $4.3 billion. Recurring fee revenues grew by 6% in fiscal 2018 with a solid 5% coming from organic growth. Overall, our strong operating performance combined with our lower tax rate contributed to a strong 34% growth in adjusted EPS to $4.19 and we generated record closed sales of $215 million, up 14%, providing strong momentum for fiscal year 2019.

In August, our Board approved a 33% increase in our annual dividend amount to $1.94 per share. Total shareholder return was 55% for fiscal year 2018, putting us in the top quartile of the S&P 500. Speaking of the S&P 500, Broadridge shares were added to the index in June of 2018, in recognition of our long track record of execution and value creation as a fintech leader, since becoming a public company 11 years ago.

Now, I'd like to give a brief summary of our first quarter fiscal year 2019 results. Broadridge continued the strong momentum from fiscal year 2018 into the first quarter of fiscal 2019. Recurring fee revenues rose 5% to $575 million. Total revenues grew 5% to $973 million. The growth in recurring fee revenues and event driven revenues contributed to strong 15% growth in adjusted operating income to $123 million. Adjusted EPS in turn rose 46% to $0.79.

In summary, we're off to a good start, as we noted on our first quarter earnings call on November 6th. We are on track to achieve our full year 2019 guidance and our three-year financial objectives that we laid out at our last Investor Day.

To conclude, I would like to thank our Board of Directors for their insights, guidance, and contributions to me, which have been essential to our success. I would like to thank my 10,000 fellow associates across the globe whose shared passion and dedication have driven Broadridge's success over the last 11 years. And lastly, I want to express my gratitude to our stockholders for the confidence you have shown in me as CEO over the course of our 11 years as a public company.

Tim Gokey and our leadership team are well positioned to take Broadridge to the next level. I'm confident, based on our leadership and opportunities that the best is yet to come for Broadridge. I will now open the Q&A portion of our meeting. You can ask a question during the meeting by submitting it to the Ask a Question field on your screen or by calling 1-877-328-2502. I will now repeat that number. 1-877-328-2502.

If time doesn’t allow or follow-up is required, we will respond to your questions within 24 hours with responses available on our Investor Relations website, located at Broadridge-ir.com, or we will take questions in the following order. First, we will answer questions submitted prior to the meeting date. Second, then we will answer questions submitted live from the internet during the meeting. And third and finally, we'll answer questions from the phone.

After Q&A, Maria Allen, our corporate secretary, will report the meeting results.

Offscreen:
We do have a question for management. The question is over the past several years, Broadridge has made multiple acquisitions. Do you believe these new business units have been successfully incorporated into the larger corporate structure and are performing as expected?

Rich Daly:
M&A has been a key part to Broadridge's success. As we stated in our last Investor Day, we're looking to get one to two points of growth from M&A. The real work at M&A is before the transaction in identifying three key criteria.

First and most important is the strategy of the deal. There's lots of properties out there but our view is why would Broadridge be a better owner than in its current environment. Meaning does it fit well with our customer base? Can we leverage our strong brand, the trust our clients have on us, and our strong distribution channel? If it meets that criteria, we believe we can achieve financials beyond where it is today, and that becomes our first key strategic criteria.

Next is the financials themselves. We set a high bar for financial performance because, one, we believe if it's worth acquiring then we should be able to grow revenue or run it more successfully with synergies than it's presently running today. So with that high bar of financial returns that we put out there, even if there's a little bit of slippage on that, we can still generate a strong return for shareholders.

And the third and probably of equal importance to everything else is the belief and need for leadership. We require a strong leader inside the company to sponsor the deal and we require either at the time of closing or immediately thereafter a belief that either through the company's existing management or through making some leadership changes, we will have a strong leadership team in that entity that will have our values, that will absolutely embrace our culture, live by the service profit chain, and enable it to both assimilate into Broadridge and be successful in the marketplace.

So thank you for the question. We are very pleased with the performance of M&A overall and we expect to continue on the path that we're on as we go forward.

Offscreen:	The second question is for management. I just used the new Active Path software to facilitate my vote. Very impressive. I hope the marketplace will adopt it as the standard.

Rich Daly:
So based on the question, I know that this has to be a question from an employee because what we did this year was the Active Path acquisition that we recently did, we used that technology to create a true interactive engaging experience to vote your shares on a pilot basis. It was very successful. I used it myself. It provided information about the company. It provided a statement from me. It provided other things that would be very easy to read on your phone and then vote shares accordingly.

This technology this exact week was showcase at both Corp Fin at the SEC as well as Investment Management at the SEC in preparation for the roundtable, which will be coming up in about a week, the SEC roundtable, to talk about ways to make the proxy process more engaging and beneficial to shareholders, which is really a strong directional goal that the current SEC Chairman, Jay Clayton, has laid out. So we're very excited about this technology and we have a strong belief that this will be adopted by the marketplace in line with the early adopters that we already have who are using the virtual meeting format of those 250 companies I mentioned earlier.

So thanks for the question. I don’t know who you are at Broadridge, but I do know you are at Broadridge.

Offscreen:	There are no additional pre-meeting questions or online questions.

Rich Daly:	All right. So given that the question and answer period is over from online and pre-submitted, we're going to open it now to the phones if anyone would like to dial in with a question.

Operator:	There are no questions on the phone at this time.

Rich Daly:	All right. Well, thank you for your participation and I'm now going to turn the meeting back over to Maria Allen who will announce the results of the meeting.

Maria Allen:
Thank you, Rich. The Inspector of Election has presented me with a report of the votes received for and against each of the proposals. All votes are subject to final count certified by the Inspector, but we do not expect the final votes to differ greatly.

Regarding Proposal 1, I'm pleased to report that all of our nine nominees have been elected with all nominees receiving at least 95% of the votes cast. Proposal 2, the proposal to approve the Company's executive compensation, passed with approximately 95% of the votes cast. Proposal 3, the proposal to approve the Company's 2018 Omnibus Award Plan, passed with approximately 91% of the votes cast. And Proposal 4, the appointment of Deloitte and Touche to serve as our independent auditors for the 2019 fiscal year has been approved with approximately 97% of the votes cast.

The complete voting results will be contained in the Form 8-K that the Company will file with the SEC within four business days following this meeting. The 8-K will be available on Broadridge's website promptly after it has been filed.

Les, I turn the meeting back over to you.

Leslie Brun:
Thank you, Maria, and thank you for attending this morning. Before we sign off, I'd like you to join me in thanking Rich Daly for his 11 years of service as our CEO and the outstanding job he's done on behalf of us all, and to wish him well in his new journey as Executive Chairman starting in January. There being no further business, the meeting is adjourned. Thank you.